Exhibit 10.1

DISTRIBUTION, CO-MARKETING & STRATEGIC PARTNERSHIP AGREEMENT

This Distribution Agreement (“Agreement”) is made by and between Bluejay Diagnostics, Inc., 360 Massachusetts Avenue, Suite 20, Acton, MA 01720, USA (“Supplier”) and Lovell Government Services, Inc., 223 West Gregory Street, Pensacola, FL 32502 (“Distributor”), as of the last date signed by Supplier and Distributor below (the “Effective Date”).

WHEREAS; Supplier is the manufacturer, developer and/or marketer of medical products (the “Product” or “Products”);

WHEREAS; Supplier desires to engage Distributor as a distributor of the Products, and Distributor wishes to distribute the Supplier’s Products on the terms contained in this Agreement.

NOW THEREFORE; in consideration of the mutual covenants and conditions herein contained, Supplier and Distributor hereto agree as follows.

AGREEMENT

1. Distribution Rights.

a). Non-Exclusive Open Market Rights. Supplier grants Distributor a non-exclusive right to list and/or resell Products on open-market (non-set-aside) federal, state, and local government procurements as described in Exhibit A (“Services Solution”).

b). Exclusive Set-Aside Rights. Supplier hereby appoints Distributor as its sole and exclusive distributor for all federal procurement opportunities requiring or favoring Service-Disabled Veteran-Owned Small Business (SDVOSB) set-aside status, including but not limited to VA, DoD, and IHS procurements, whether conducted through VA FSS, GSA Advantage, GSA MAS, ECAT, DAPA, or any successor contract vehicles (the “Set-Aside Territory”) as set forth in Exhibit B (“Federal Distribution”). Supplier shall not appoint, authorize, or permit any other set-aside distributor to list, market, bid on, or resell Products within the Set-Aside Territory during the Term. set forth in Exhibit B (“Federal Distribution”).

2. Pricing and Delivery

a) Price and Orders. Prices for Products shall be subject to change by Supplier upon written notice to the Distributor. All product prices listed in any Lovell Federal Contract shall remain fixed for a minimum of twelve (12) months from the original federal catalog listing date.

(i) Supplier must provide Distributor a minimum of ninety (90) days’ advance written notice before any proposed price increase to allow for submission and review by the applicable federal contracting authority.

(ii) Any increase in Distributor’s cost of goods sold (COGS) shall not take effect until all applicable federal contracts are officially updated and approved. Distributor estimates the federal review and approval process will take between sixty (60) to ninety (90) days from submission.

(iii) Supplier can submit up to two price increase requests per calendar year, limited to March and September, each supported by appropriate documentation. Requests must comply with the terms and conditions of the applicable federal contract. Additional requests or exceptions may be considered on a case-by-case basis, subject to federal contract allowances and approval by the relevant contracting authority.

(iv) Pricing and Price Reductions. Supplier represents that pricing provided to Distributor is consistent with its commercial practices and is not less favorable than pricing offered to similarly situated distributors or resellers under comparable terms and conditions. If Supplier reduces its list price or offers more favorable pricing or terms to a similarly situated distributor, reseller, or direct customer, Supplier shall promptly notify Distributor and extend such pricing to Distributor or negotiate an equivalent adjustment, effective as of the date offered to the third party. This provision is intended to align with applicable federal pricing requirements, including price reasonableness standards under FAR 15.404-1 and, where applicable, GSAR 552.238-81 (Price Reductions Clause).

DISTRIBUTION, CO-MARKETING & STRATEGIC PARTNERSHIP AGREEMENT

b) Ordering. The Distributor shall order the Product via electronic format purchase order (“Purchase Order”), submitted via email, based on the federal catalog-approved pricing, except in instances where orders require a separate bid quote.

(i) Distributor shall fulfill each order using the Product specifically identified in the applicable prescription, purchase order, or order documentation and shall not substitute another manufacturer’s product without the prior written authorization of Supplier or the ordering provider.

c) Invoicing. Supplier shall invoice Distributor on the date the shipment is received by the federal government customer, known as the “Shipment Receipt Date.” This is the date when the federal government customer or its designated receiving facility confirms receipt of the products as stated in the applicable purchase order or contract. If the federal government customer has not confirmed receipt within fifteen (15) business days of verified carrier delivery (as documented by tracking confirmation), Supplier may invoice Distributor based on the carrier-confirmed delivery date, and such date shall be deemed the Shipment Receipt Date for purposes of this Section. Notwithstanding anything to the contrary contained herein, if there are any issues with any applicable purchase order or contract that are caused in any way by Distributor, and the customer or its designated receiving facility does not confirm receipt of the products or does not remit the applicable payment, Supplier may still invoice Distributor and Distributor shall be required to pay such invoice.

(i) Each purchase order must have its own corresponding invoice with a unique invoice number. The invoice must include the correct Lovell purchase order number, an itemized list showing the quantity and description of each product shipped, the tracking number, the ship-to address, the shipping date, and the purchase order date. If only part of a purchase order has shipped, the invoice shall include only the items that were shipped and exclude unshipped items.

(ii) Distributor processes orders for federal customers subject to the Prompt Payment Act (31 U.S.C. § 3901 et seq.), which establishes standards for timely payment by federal agencies. Because federal agencies consistently remit payment pursuant to these statutory requirements, Supplier can expect a reliable and predictable payment process.

Except as provided under the optional Early Payment Program (EPP) below, Distributor shall remit full payment to Supplier within three (3) business days after receipt of payment from the applicable federal government customer for the corresponding order, or within thirty (30) days following Distributor’s receipt of a valid invoice, whichever is later.

Except as expressly provided herein, Distributor’s payment obligations shall not be subject to abatement, reduction, setoff, or withholding. Any undisputed amount not paid when due under this Agreement shall accrue interest at the lesser of eighteen percent (18.0%) per annum or the maximum rate permitted by applicable law.

(iii) Distributor will remit payment using any commercially reasonable payment method, including but not limited to ACH transfer, check, or domestic wire transfer. Supplier shall be responsible for maintaining a U.S.-based banking account capable of receiving payment without additional fees to Distributor. If Supplier elects to receive payment via an international bank account or through a payment method that incurs additional banking, wire, intermediary, currency exchange, or transfer fees, Supplier shall be solely responsible for all such fees, and Distributor shall remit payment net of any such charges.

d) Delivery and Shipping. Upon receipt of a Purchase Order, Supplier shall ship, or cause to be drop shipped, to Distributor’s indicated location within the continental United States all items ordered by Distributor, as inventory levels allow. Supplier shall be responsible for the costs of standard freight, shipping and handling, and insurance for each shipment of Product. The federal catalog listing price for each Product line item shall include the costs of standard freight, shipping, and handling, as well as insurance for each shipment within the contiguous 48 states. Shipping costs from nonstandard shipping will be the responsibility of the Distributor. All Products delivered pursuant to the terms of this Agreement shall be suitably packed for shipment in Supplier’s standard shipping cartons or containers.

3. Rejection of Products. Distributor may reject any Product that fails in any material way to meet the specifications provided by Supplier for such Product (the “Specifications”) within thirty (30) days of receipt (“Rejection Period”). To reject a Product, Distributor shall, within the Rejection Period, notify Supplier of its rejection and reason, therefore. Within ten (10) calendar days after receipt of notice, Distributor shall return to Supplier the rejected Product, freight prepaid. As promptly as possible, but no later than thirty (30) calendar days after receipt by Supplier of properly rejected Products, Supplier shall, at its option and expense, either refund or replace the Products and reimburse all reasonable shipping charges for properly rejected Products; otherwise, Distributor shall be responsible for the shipping charges. Delivery via commercial carrier, US mail, or email (with confirmation of receipt) they shall be considered acceptable means of written notification for rejections.

DISTRIBUTION, CO-MARKETING & STRATEGIC PARTNERSHIP AGREEMENT

4. Covenants, Representations and Warranties

a) Representations and Warranties of the Parties. Each party represents and warrants that:

(i) it shall perform its obligations under this Agreement in compliance with all applicable international, national/federal, state, and local laws, rules, and regulations (collectively, “Laws”), including but not limited to the marketing, packaging, distributing and sale of the Products;

(ii) its performance of its duties hereunder shall not cause it to be in violation of any other valid supply, distributor, non-competition, non-disclosure; non-solicitation, confidentiality, or other similar agreement; and

(iii) each party is responsible for its own costs and expenses incurred in the performance of its duties under this Agreement.

b) Representations and Warranties of the Distributor. Distributor represents and warrants that:

(i) it shall comply with all anti-bribery Laws, including but not limited to the Foreign Corrupt Practices Act (15 U.S.C. § 78dd-1 et seq., as amended), and has not and will not directly or indirectly offer or pay, or authorize any such offer or payment, of any money or anything of value to seek improperly or corruptly to influence any Government Official. For purposes of this Agreement, a “Government Official” is broadly defined as, and includes: (i) any elected or appointed government official; (ii) any employee or person acting for or on behalf of a government official, agency, or enterprise performing a government function; (iii) any political party officer, employee or person acting for or on behalf of a political party or candidate for public office; (iv) an employee or person acting for or on behalf of a public international organization; or (v) any person otherwise categorized as a government official under local law; where “government” is meant to include all levels and subdivisions of non-US governments (i.e. local, regional or national and administrative, legislative or executive).

(ii) no Government Official is a principal, owner, officer, employee, or agent of Distributor or any entity in which Distributor has a direct or indirect ownership or management interest;

(iii) no Government Official has any direct or indirect financial interest in Distributor;

(iv) it will not make any representations, warranties, guarantees, or statements, whether written or oral, regarding the Products or the characteristics thereof, other than as authorized by Supplier;

(v) neither it nor any person or entity employed or engaged by Distributor (collectively “Personnel”) are currently: excluded, debarred, suspended or otherwise ineligible to participate in federal health care programs as defined in 42 U.S.C. Sec. 1320a-7b or from federal procurement or non-procurement activities as defined in Executive Order 12689 (collectively “Ineligible”); or debarred pursuant to the Generic Drug Enforcement Act of 1992, 21 U.S.C. Sec. 335 (a), as amended, or any similar state law or regulation (collectively “Debarred”); or convicted of a criminal offense that falls within the ambit of 42 U.S.C. Sec 1320a-7(a), but has not yet been excluded, debarred, suspended, or otherwise declared ineligible (“Convicted”); and

(vi) it shall not attempt to reverse engineer, disassemble, decode, or attempt to derive the source of any Products, or alter any Product imaging system software and its associated computer files in any way.

c) Representations and Warranties of Supplier. Supplier represents and warrants that:

(i) it shall, at all times, comply in all material respects with all Laws applicable to the development, manufacturing, testing, labeling, packaging, storage, and distribution of the Products;

(ii) all Products have received and maintain all required clearances, approvals, or authorizations from the U.S. Food and Drug Administration (“FDA”), including but not limited to 510(k) clearance, Premarket Approval (PMA), or Emergency Use Authorization (EUA), as applicable, and Supplier shall promptly notify Distributor of any change in regulatory status;

(iii) no Products are adulterated or misbranded within the meaning of the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.);

(iv) Supplier is not aware of any pending or threatened FDA enforcement action, warning letter, consent decree, or recall involving the Products;

(v) neither Supplier nor any of its principals, owners, officers, or directors are currently Ineligible, Debarred, or Convicted (as those terms are defined in Section 4.b.v above); and

(vi) Supplier shall notify Distributor in writing within five (5) business days of becoming aware of any event, investigation, or proceeding that could materially affect the regulatory status of any Product or Supplier’s eligibility to participate in federal healthcare programs.

DISTRIBUTION, CO-MARKETING & STRATEGIC PARTNERSHIP AGREEMENT

d) Complaints; Reporting Requirements. Supplier shall be responsible for handling all complaints, inquiries, and any federal or state adverse experience reporting requirements related to the Products, including any related investigation and Product testing. If Distributor receives any complaints or information regarding adverse reactions to or defects with the Products, it shall immediately inform Supplier of the same. Each party shall share with the other party any information that may constitute an adverse experience or complaint related to the Products. Supplier shall investigate and evaluate all complaints and will conduct all follow-up, communications, and records maintenance as required by applicable law and will cooperate with Distributor in the resolution of such complaints; provided, that Supplier shall in its sole discretion have the final decision over any and all actions or inactions relating thereto. Supplier shall make all necessary reports to the U.S. Food Drug Administration (FDA) and/or any other applicable or equivalent regulatory agency relating to the Products and, subject to any confidentiality obligations, shall provide copies of such reports to Distributor as requested by Distributor.

5. Warranties and Limitation of Liability

a) Subject to the remainder of this Section 5, at the time of delivery, Supplier warrants that the Products shall include a limited warranty that the Products will materially conform to all Specifications of Supplier (the “Warranty”). The Warranty shall expire one (1) year from the date of delivery of the Products to Distributor. Distributor’s sole remedy pursuant to or upon breach of the Warranty shall be, at Supplier’s option: (i) replacement of the defective Product; or (ii) reimbursement of the purchase price paid for such defective Product, and upon either of the foregoing, Supplier’s liability under the Warranty is discharged. The Warranty shall be void if the alleged defect is a result of (x) abuse, misuse, improper storage, accident, or the actions or inactions of any party other than Supplier or (y) reconstruction, alteration, repair or modification by any party other than Supplier or a third party authorized by Supplier. All claims for breach of the Warranty must be received by Supplier no later than 10 business days after the expiration of the limited warranty period of the Product. Distributor shall not reconstruct, modify, service, repair, alter or replace any Product, in whole or in part, either itself or by or through any third party. Supplier is responsible for all costs and risk of loss associated with the delivery of repaired or replaced Products to the delivery point; and Distributor is responsible for all costs and risk of loss associated with the delivery and return of the repaired or replaced Products to customer.

b) Warranties Disclaimer. THE WARRANTY ABOVE IS THE ONLY REPRESENTATION OR WARRANTY MADE HEREIN, AND NEITHER SUPPLIER NOR ANY PERSON ON SUPPLIER’S BEHALF HAS MADE OR MAKES ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF INFRINGEMENT, MERCHANTABILITY AND ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED, AND DISTRIBUTOR ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY MADE BY SUPPLIER OR ANY OTHER PERSON ON SUPPLIER’S BEHALF.

c) Mutual Limitation of Liability. EXCEPT FOR (I) A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 8, (II) A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT, (III) SUPPLIER’S OBLIGATIONS ARISING FROM PRODUCT DEFECTS, RECALLS, OR REGULATORY NON-COMPLIANCE, AND (IV) EITHER PARTY’S WILLFUL MISCONDUCT OR GROSS NEGLIGENCE, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER BASED ON WARRANTY, CONTRACT, TORT, OR ANY OTHER LEGAL THEORY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

d) Aggregate Liability Cap. EXCEPT FOR THE CARVE-OUTS SET FORTH IN SECTION 5(c) ABOVE, EACH PARTY’S TOTAL AGGREGATE LIABILITY UNDER THIS AGREEMENT SHALL NOT EXCEED THE GREATER OF (I) TWO (2) TIMES THE TOTAL AMOUNTS PAID OR PAYABLE UNDER THIS AGREEMENT DURING THE TWELVE (12) MONTH PERIOD PRECEDING THE EVENT GIVING RISE TO THE CLAIM, OR (II) TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000).

6. Use of Trademarks

a) Supplier grants Distributor a limited, non-exclusive license to promote and display Supplier’s trademarks and trade names relating to the Products (“Marks”), and Distributor acknowledges and agrees that nothing in this Agreement shall give to it any interest or right in or to any patent, trademark, trade name, or other intellectual property right in any label, design or other thing used in connection with the Products or this Agreement, except the limited right of use of the Marks pursuant to the license above. Distributor represents and warrants that it will only use the Supplier Marks for purposes of selling the Product pursuant to the terms of this Agreement. Distributor hereby grants Supplier a limited, non-exclusive license to use Distributor Marks in marketing materials listed as a Distributor.

DISTRIBUTION, CO-MARKETING & STRATEGIC PARTNERSHIP AGREEMENT

b) Distributor acknowledges and agrees that Supplier is the sole and exclusive owner of the Marks. Distributor shall modify or discontinue the display or use of any such Mark upon request by Supplier. Upon the termination of this Agreement, Distributor shall discontinue all use of the Marks. All goodwill associated with the Marks inures directly and exclusively to Supplier’s, or its licensor’s, benefit. If Distributor acquires any rights whatsoever in any Marks by operation of law, or otherwise, these rights are deemed and are hereby irrevocably assigned to Supplier or its licensors, as the case may be, without further action by either party. Distributor shall not take any action that may interfere with any of Supplier’s rights in or to the Marks or engage in any action that tends to disparage, dilute the value of, or reflect negatively on the Products or the Marks.

7. Insurance. Each party shall maintain during the Term: (a) Commercial General Liability insurance of at least $2,000,000 per occurrence and $5,000,000 in the aggregate; (b) Product Liability insurance of at least $2,000,000 per occurrence (Supplier only); and (c) Professional Liability/Errors & Omissions insurance of at least $1,000,000 per claim (Distributor only). Each Party shall maintain cyber liability insurance with minimum limits of $1,000,000 per occurrence covering data breaches, network security failures, and privacy liability related to the handling of the other Party’s Confidential Information in connection with this Agreement. Each party shall name the other as an additional insured on its CGL policy, provide certificates of insurance upon request, and ensure its insurer provides thirty (30) days’ advance written notice of cancellation or material change.

8. Indemnification

a) Each party hereby indemnifies, defends, and holds harmless the other party its directors, officers, agents and employees, affiliates, subsidiaries, parent company, and clients, individually and collectively (“Agents”), from and against any and all damages, claims, liabilities, settlements, judgments, penalties, interest, losses or expenses including, without limitation, legal fees (collectively, “Losses”) arising out of or relating to any third-party claim (each, a “Claim”) resulting from or arising out of: (i) such party’s own breach of any warranty or representation in this Agreement; (ii) any willful or wanton misconduct or negligent conduct by such own party in connection with this Agreement.

b) Supplier hereby indemnifies and agrees to defend and hold Distributor and its Agents harmless from and against any and all Losses resulting from or arising out of any Claim resulting from or arising out of: (i) any Product defect or malfunction that is with a breach of the representations and warranties herein; (ii) the death of, or bodily injury to, any person on account of the use of the Product to the extent due to acts or omissions of Supplier; (iii) any claims by a third party of actual or alleged infringement, violation, or misappropriation of any patent, copyright, trade secret, trademark, or other intellectual property rights arising from Distributor’s sale, distribution, marketing, or use of the Products or the Marks, including but not limited to claims that the Products themselves or any component thereof infringes any third-party intellectual property right (each, an “Infringement Claim”); provided that, the obligation in subsection (ii) shall be void if Distributor has modified, altered, deleted from or added to any of the Products (including but not limited to incorrect fitting/application of the Products), or has permitted, authorized or directed a third party to do any of the foregoing) (each, a “Distributor Violation”) .

c) Distributor hereby indemnifies and agrees to defend and hold Supplier and its Agents harmless from and against any and all Losses resulting from or arising out of any Claim resulting from or arising out of: (i) Distributor making any warranty or representation regarding Products which is not permitted hereunder; or (ii) any Distributor Violation.

d) Each party shall promptly notify the other party of any claim made for which the other party may be obligated to provide indemnification as under this Agreement; provided, that failure to so promptly notify the other party shall only relieve such party’s obligations to indemnify under this Section 9 if such failure materially prejudices its defense. If requested by the indemnifying party, the indemnified party agrees to reasonably cooperate with the indemnifying party and its counsel at the indemnifying party’s cost. The indemnifying party shall have the sole right to conduct and control the defense of the claim and all negotiations for its settlement; provided, however, the indemnifying party shall not settle or compromise such claim without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld so long as the settlement does not include any admission of liability by, or the entry of any judgment against, or the imposition of any liability upon, the indemnified party.

DISTRIBUTION, CO-MARKETING & STRATEGIC PARTNERSHIP AGREEMENT

9. Term and Termination

a) The term of this Agreement shall be two (2) years from the Effective Date (the “Initial Term”) and shall automatically renew for successive one (1) year terms (each a “Renewal Term” and collectively with the Initial Term, the “Term”) unless either party provides the other party written notice of non-renewal at least ninety (90) days prior to the end of Term. (i) The Effective Date of the Supplier’s Product catalog is determined by its official listing on all federal catalogs or the Effective Date, whichever comes first.

b) The Agreement may be immediately terminated by either party if: (i) the other party, or its owners, principals, officers, or directors, is suspended, excluded, barred or sanctioned under any state or federal health care program, including but not limited to mandatory or permissive exclusion under 42 U.S.C. § 1320a-7 and 42 C.F.R. § 1001.101 or has been convicted of, or charged with, a criminal offense related to the provision of health care items or services; (ii) bankruptcy proceedings are initiated, whether voluntarily or involuntarily, against such other party; (iii) if there is any final, non-appealable judgment, injunction, writ of attachment or garnishment entered against such other party in excess of $100,000 that materially impairs such party’s ability to perform its obligations under this Agreement; or (iv) such other party permanently discontinues its operations for any reason whatsoever.

c) Either party may terminate the Agreement if the other party is in default of any obligation under this Agreement and such default is not materially cured within thirty (30) days after receiving written notice with respect to such default.

d) Post-Termination Obligations. Upon expiration or termination of this Agreement for any reason:

(i) Supplier shall continue to fulfill all Purchase Orders accepted prior to the effective date of termination or expiration and shall continue to supply Products as necessary for Distributor to satisfy its existing obligations under active federal contracts through the remaining period of performance of such contracts.

(ii) All accrued payment obligations, including distribution fees for orders placed prior to termination, shall survive and remain enforceable.

(iii) Supplier shall cooperate in good faith with Distributor to transition federal catalog listings and contract vehicles, including providing reasonable support for a period of not less than one hundred twenty (120) days following the effective date of termination (the “Transition Period”).

(iv) During the Transition Period, the terms of this Agreement shall remain in effect solely to the extent necessary to facilitate the orderly wind-down of existing federal contract obligations.

(v) The Receiving Party shall immediately deliver (or at the option of the Disclosing Party, destroy) to the Disclosing Party all of Disclosing Party’s Confidential Information (together with all copies and any other forms of reproductions of such materials) in Receiving Party’s possession or control. Upon request of the Disclosing Party, Receiving Party shall certify as to its compliance with this subsection.

10. Acquisition

a)  If either party is sold, merged, or otherwise transferred in whole or in part to a third party (hereinafter referred to as the “Acquiring Entity”), this Agreement, as signed and effective from the Effective Date of the Agreement, shall continue to remain in full force and effect for the entire duration of the then-current Term, unless terminated in accordance with its terms.

b)  The Acquiring Entity shall be bound by all the terms and conditions of this Agreement and shall assume all obligations and responsibilities of the acquired party as outlined herein. In the event that the Acquiring Entity seeks to terminate this Agreement prior to the expiration of the then-current Term, Distributor or Supplier, as applicable (i.e. the party not acquired), shall be entitled to a termination fee equal to the catalog listing fee of twenty-five thousand dollars ($25,000). Such termination fee shall be payable within thirty (30) days of the Acquiring Entity’s written notice of intent to terminate this Agreement.

c)  Each party is obliged to notify the other party in writing of any sale, merger, or transfer of ownership at the earliest possible time.

DISTRIBUTION, CO-MARKETING & STRATEGIC PARTNERSHIP AGREEMENT

11. Default. Upon any default by a party, the non-defaulting party may continue to operate under the terms herein while pursuing any remedy it may have at law or equity as long as it continues to meet all of its obligations hereunder (excluding any obligations which have been adversely and materially affected by the defaulting party’s default).

12. Force Majeure. If either party becomes unable to perform any of its obligations hereunder, in whole or in part, by reason of an event of Force Majeure, such failure of performance shall be excused during and to the extent of such Force Majeure; provided, that no Force Majeure event shall relieve a party of its payment obligations hereunder. The affected party will promptly notify the other party of any Force Majeure event and the termination thereof. The period of performance and the Term of this Agreement shall be extended for a period equal to the duration of the Force Majeure event. If any Force Majeure event continues for more than one hundred eighty (180) consecutive days, either party may terminate this Agreement upon thirty (30) days’ written notice without liability. Force Majeure shall mean any cause beyond either party’s (or its suppliers’ or subcontractors’) reasonable control, including but not limited to acts of God, pandemics, epidemics, quarantine restrictions, government shutdowns, delays caused by shortage of raw materials, manufacturing problems, delivery or labor problems, shortages in energy supply or interruption in transportation, cyberattacks, sanctions, embargoes, acts of government, regulatory agencies or judicial bodies, acts of civil or military authorities or other third parties, fires, strikes, floods, wars, riots, and other causes of a similar nature..

13. Miscellaneous

a) The Agreement and any amendment thereto will not be binding upon the parties until it has been signed by both parties. The Agreement contains the entire Agreement and understanding between the parties and merges all prior discussions, representations, and negotiations with respect to the subject matter of this Agreement to the provisions herein. None of the terms, covenants, and conditions of this Agreement can be waived except by the written consent of the party waiving compliance. All the terms of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, and assigns. If any section of this Agreement is found by competent authority to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of any such section in every other respect and the remainder of this Agreement shall nonetheless continue in effect.

b) Each party represents and warrants that it has the requisite corporate authority to enter into and perform this Agreement. Each party acknowledges that it has consulted with its own legal counsel regarding this Agreement. Any rule of construction construing any ambiguity against the drafter of this Agreement shall not apply.

c) The parties hereto are independent contractors and shall have the relationship of Distributor and Seller. Nothing in this Agreement shall be deemed to place the parties in the relationship of partners, licensor-licensee, principal-agent, joint venturers, agents, or representatives of the other party; and neither party shall have any right or authority to create or assume any obligation or to bind the other party in any manner whatsoever.

d) This Agreement shall be governed by and construed under the laws of the Commonwealth of Massachusetts without regard to its conflicts of law principles. If there is any suit, claim, action, or proceeding arising out of or relating to this Agreement, the parties expressly agree that jurisdiction and venue shall exclusively be in Middlesex County, Massachusetts. This Agreement may be executed in two or more counterparts and may be executed and delivered by facsimile signature or by email (in PDF or similar format).

14. Confidentiality.

a) Definition. “Confidential Information” means all non-public information disclosed by one party (“Disclosing Party”) to the other party (“Receiving Party”) in connection with this Agreement, whether disclosed orally, in writing, electronically, or by inspection, including but not limited to: pricing and fee structures, customer and prospect lists, federal contract vehicle details, procurement strategies, sales data, business plans, financial information, product specifications, trade secrets, and the terms of this Agreement. Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. Confidential Information shall not include information that: (i) is or becomes publicly available through no fault of the Receiving Party; (ii) was already known to the Receiving Party prior to disclosure without obligation of confidentiality; (iii) is independently developed by the Receiving Party without use of or reference to Confidential Information; or (iv) is rightfully received from a third party without restriction on disclosure.

DISTRIBUTION, CO-MARKETING & STRATEGIC PARTNERSHIP AGREEMENT

b) Obligations. The Receiving Party shall: (i) use Confidential Information solely for the purposes of performing its obligations under this Agreement; (ii) protect Confidential Information using at least the same degree of care it uses to protect its own confidential information, but in no event less than reasonable care; and (iii) not disclose Confidential Information to any third party except to its employees, agents, or subcontractors (“Representatives”) who have a need to know and are bound by confidentiality obligations at least as restrictive as those herein. The Receiving Party shall be liable for any acts or omissions of its Representatives that would be a breach of the confidentiality obligations herein if they were the acts or omissions of the Receiving Party.

c) Permitted Disclosures. The Receiving Party may disclose Confidential Information to the extent required by law, regulation, or court order, provided that the Receiving Party gives the Disclosing Party prompt written notice (to the extent legally permitted) and cooperates with the Disclosing Party’s efforts to obtain protective treatment.

d) Duration. The obligations under this Section shall survive expiration or termination of this Agreement for a period of five (5) years, provided that obligations with respect to trade secrets shall survive for as long as such information remains a trade secret under applicable law.

15. Non-Circumvention.

a) Supplier acknowledges that Distributor's relationships with federal procurement officials, VA/DoD contracting officers, prime vendors, and other government customers (collectively, "Protected Contacts") constitute valuable proprietary assets developed through significant investment of time, resources, and expertise. For the purposes of this Agreement, “Covered Protected Contact” is any Protected Contact to whom Products are offered or sold hereunder and for which Distributor provides written notice to Supplier (and if requested by Supplier reasonable evidence that Products were offered or sold to such Protected Contact hereunder).

b) During the Term and for a period of sixty (60) days following expiration or termination of this Agreement for any reason (the "Restricted Period"), Supplier shall not, directly or indirectly, through any affiliate, successor, agent, or third party: (i) contact, solicit, or transact business with any Covered Protected Contact for the purpose of selling Products that are or were the subject of this Agreement, in a manner that bypasses or circumvents Distributor; (ii) appoint or authorize any other SDVOSB-certified distributor to sell Products to Covered Protected Contacts within the Set-Aside Territory; or (iii) encourage, assist, or facilitate any third party in circumventing Distributor's rights under this Agreement.

c) Remedies. Supplier acknowledges that a breach of this Section would cause irreparable harm to Distributor for which monetary damages would be an inadequate remedy. Accordingly, Distributor shall be entitled to seek injunctive relief, in addition to any other remedies available at law or in equity, without the necessity of posting a bond.

16. Co-Marketing and Strategic Partnership.

a) Purpose and Scope. The parties shall collaborate in good faith to develop awareness of the Products and Supplier’s technology among appropriate federal healthcare stakeholders, including the Department of Veterans Affairs (VA), Department of Defense (DoD), Defense Health Agency (DHA), Indian Health Service (IHS), federal medical centers, military treatment facilities, and other government healthcare organizations within the scope of Distributor’s rights under this Agreement. Co-marketing activities are intended to support education, market development, procurement readiness, customer engagement, and commercialization and do not expand Distributor’s distribution exclusivity beyond Section 1.

b) Joint Marketing Plan. The parties may develop a mutually agreed written annual or periodic co-marketing plan identifying priority customer segments, target accounts or programs, conferences, educational initiatives, product demonstrations, digital campaigns, federal-market outreach, and other market-development activities. The plan may be updated by mutual written agreement and shall not amend pricing, exclusivity, fees, or other binding commercial terms unless expressly stated in an amendment signed by both parties.

c) Roles and Responsibilities of Supplier. Supplier shall use commercially reasonable efforts to: (i) provide accurate and current product, technical, scientific, clinical, regulatory, training, and brand materials appropriate for the applicable regulatory status of the Products; (ii) provide reasonable subject-matter support for mutually agreed customer meetings, presentations, demonstrations, conferences, and educational programs; (iii) review proposed marketing materials and claims in a reasonably timely manner; (iv) train appropriate Distributor personnel regarding authorized Product information and messaging; and (v) inform Distributor promptly of material changes to Product labeling, regulatory status, authorized claims, or other information relevant to marketing activities.

DISTRIBUTION, CO-MARKETING & STRATEGIC PARTNERSHIP AGREEMENT

d) Roles and Responsibilities of Distributor. Distributor shall use commercially reasonable efforts to: (i) identify and develop appropriate federal-market opportunities; (ii) introduce Supplier, when appropriate, to relevant federal healthcare, procurement, clinical, innovation, and program stakeholders; (iii) coordinate mutually agreed meetings, demonstrations, conferences, educational events, and outreach activities; (iv) leverage its federal contracting capabilities, SDVOSB status, digital channels, and industry relationships to increase appropriate Product visibility; (v) provide Supplier with reasonable market feedback, opportunity intelligence, and customer insights; (vi) observe all reasonable directions and instructions given to it by Supplier in relation to the marketing, advertisement, promotion, and sale of the Products, including providing all terms and conditions, instructions, consents, warnings, limitations and other information related to the Products as periodically required by Supplier and ensuring that its personnel use only Supplier-approved Product claims, messaging, materials, and representations; (vii) market, advertise, and promote Products and conduct business in a manner that reflects favorably at all times on Products and the good name, goodwill and reputation of Supplier.

e) Joint Branding and Marketing Materials. The parties may identify themselves in mutually approved materials as strategic collaborators, co-marketing collaborators, or commercial partners. Any use of the other party’s name, Marks, logos, quotes, product imagery, case studies, press statements, customer references, or jointly branded materials requires prior written approval from the owner of such materials or Marks. Approval for one use does not constitute approval for any other use.

f) Marketing and Regulatory Compliance. All marketing, promotional, educational, digital, conference, social-media, public-relations, and customer-facing activities concerning the Products shall comply with applicable laws, regulations, government contracting requirements, and the regulatory status of the Products. Distributor shall not make, and Supplier shall not affirmatively authorize Distributor to make, any claim that is false, misleading, inconsistent with approved or cleared labeling, or otherwise unauthorized. Before any Product receives applicable FDA clearance, approval, or authorization, activities under this Section shall be limited to lawful corporate, scientific, market-development, procurement-planning, and other non-promotional communications permitted by applicable law. Nothing in this Section authorizes pre-clearance commercial promotion or sale of a Product.

g) Customer and Opportunity Coordination. For opportunities developed jointly, the parties shall coordinate in good faith regarding account strategy, customer communications, demonstrations, quotations, contracting pathways, and follow-up. Distributor shall keep Supplier reasonably informed of material federal opportunities involving the Products, subject to procurement rules and confidentiality restrictions. Supplier shall reasonably support Distributor with information necessary to pursue mutually agreed opportunities.

h) Conferences, Events, and Thought Leadership. The parties may jointly participate in mutually selected conferences, trade shows, federal healthcare meetings, webinars, educational programs, demonstrations, publications, or other thought-leadership activities. Unless otherwise mutually agreed in writing for a specific activity, each party shall bear its own personnel, travel, and internal costs. External sponsorship, exhibit, advertising, production, or event costs shall require advance written agreement regarding allocation.

i) Leads and Market Information. Each party shall share business leads, customer feedback, market intelligence, and opportunity information reasonably necessary to advance the collaboration, subject to Section 14 (Confidentiality), applicable privacy laws, government procurement restrictions, and any third-party confidentiality obligations. Neither party is required to disclose information it is legally or contractually prohibited from sharing.

j) Public Announcements. Neither party shall issue a press release or other public announcement naming the other party or describing this strategic relationship without the other party’s prior written approval (which approval shall not be unreasonably withheld), except where disclosure is required by applicable law, securities regulation, stock-exchange rule, or governmental requirement. Where legally permitted, the disclosing party shall provide the other party a reasonable opportunity to review the proposed disclosure in advance. Nothing herein restricts Supplier from making disclosures it determines are required under applicable securities laws or Nasdaq rules.

DISTRIBUTION, CO-MARKETING & STRATEGIC PARTNERSHIP AGREEMENT

k) Performance Reviews. The parties shall endeavor to conduct periodic business reviews, at least semi-annually unless otherwise agreed, to assess federal-market activity, pipeline development, marketing initiatives, customer feedback, contracting progress, and potential improvements to the collaboration. Any forecasts, targets, pipelines, or projections discussed in such reviews are planning tools only and do not constitute guaranteed sales commitments unless expressly agreed in writing.

l) No Minimum Marketing Spend or Sales Guarantee. Except for fees, costs, or commitments expressly set forth in this Agreement or a mutually signed addendum, neither party is required to incur a minimum marketing expenditure, purchase a minimum quantity, generate a minimum sales volume, or guarantee any contract award, customer adoption, regulatory outcome, reimbursement outcome, or revenue level.

m) No Expansion of Exclusivity. Co-marketing collaboration under this Section does not grant Distributor exclusivity outside the express distribution rights stated in Section 1 and Exhibit B, and does not restrict Supplier from conducting its own corporate, investor, scientific, clinical, regulatory, or general market-development activities.

n) Ownership of Materials and Intellectual Property. Each party retains all right, title, and interest in its pre-existing and independently developed intellectual property, data, know-how, materials, Marks, and content. Unless otherwise agreed in a signed writing, jointly developed marketing materials may be used by either party solely for purposes of this Agreement during the Term, subject to the other party’s approval of any use of its Marks, confidential information, technical content, regulatory claims, or proprietary materials. No license to patents, technology, source materials, trade secrets, clinical data, or other intellectual property is granted except as expressly stated in this Agreement.

o) Termination of Co-Marketing Activities. Upon expiration or termination of this Agreement, each party shall promptly discontinue new co-marketing activities and, upon request, cease use of the other party’s Marks and remove jointly branded materials from channels under its reasonable control, except as necessary to complete existing contractual obligations, comply with law, maintain archival records, or implement the Transition Period under Section 9(d).

17. Notices. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed duly given: (a) when delivered personally; (b) one (1) business day after deposit with a nationally recognized overnight courier service, prepaid; (c) three (3) business days after mailing by certified or registered U.S. mail, return receipt requested, postage prepaid; or (d) upon confirmed receipt if sent by email with read receipt or delivery confirmation. Notices shall be addressed to the parties at the addresses set forth in the preamble of this Agreement, or to such other address as either party may designate by written notice.

18. Survival. All provisions of this Agreement which are, by their nature, intended to survive termination or expiration of this Agreement, shall survive such termination or expiration. Further, the following provisions shall survive expiration or termination of this Agreement for any reason: Sections 2.c (Payment Obligations, to the extent of accrued amounts), 4 (Representations and Warranties, for claims arising during the Term), 5 (Warranties and Limitation of Liability), 6.b (Use of Trademarks), 8 (Indemnification), 9.d (Post-Termination Obligations), 13 (Miscellaneous), 14 (Confidentiality), 15 (Non-Circumvention), 16 (Audit Rights), and this Section 18. The survival of these provisions shall not create any new obligations beyond those accruing during the Term, except as expressly set forth in such provisions.

19. Assignment. Neither party may assign, transfer, or delegate this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned, or delayed; provided, however, that either party may assign this Agreement without consent to an affiliate or in connection with a merger, acquisition, or sale of substantially all of its assets, subject to the provisions of Section 10 (Acquisition); provided that the assignee executes an agreement assuming the assignor’s obligations hereunder in a form reasonably required by the non-assigning party. Any purported assignment in violation of this Section shall be void and of no effect.

In Witness Whereof, Supplier and Distributor respectfully execute and deliver this Agreement as of the Effective Date signed below.

SUPPLIER		DISTRIBUTOR

Bluejay Diagnostics, Inc.		Lovell Government Services, Inc.

/s/ Indranil Dey		/s/ Chris Lovell
Name:	Indranil Dey	Name:	Chris Lovell
Title:	CEO	Title:	CEO
Date:	31/08/2026	Date:	01/09/2026

DISTRIBUTION, CO-MARKETING & STRATEGIC PARTNERSHIP AGREEMENT

EXHIBIT A

Services Solution

Distributor proposes the following contracted services to remove the current barriers to Federal and DoD sales:

1.	Wide Area Work Flow (WAWF):

Distributor has established WAWF functionality to conduct sales and contract transactions with any Federal Organization.

2.	Tungsten Network Portal (OB10):

Distributor has established OB10 functionality to conduct sales and contract transactions with the Veterans Administration Hospital System.

3.	Veterans Affairs (VA) Federal Supply Schedule (FSS):

Distributor will do all necessary work to place your products and services on the following VA FSS contract vehicles (as applicable).

(i)	VA FSS 65 II A Med-Surg Supplies: 36F79725D0128

(ii)	VA FSS 65 I B Pharmaceuticals & Hematology: 36F79721D0198

(iii)	VA FSS 65 VII Invitro Diagnostics & Test Kits: 36F79722D0179

(iv)	VA FSS 621 I Professional & Allied Healthcare Staffing Services: PENDING

(v)	VA FSS 65 II C Dental Equipment & Supplies (Dental): 36F79723D0177

(vi)	VA FSS 65 II F Patient Mobility Devices: 36F79724D0179

●	Having Distributor as a contract holder for your products would allow the VA procurement officials to meet their set-aside purchase requirements by purchasing your services through their highest tier set aside (SDVOSB).

●	The VA FSS proposal takes 15 days to prepare and 60-120 days to be awarded. Distributor responds to VA FSS management’s requests during submission review.

●	Distributor will manage the contract once a VA FSS Schedule has been awarded. Contract management includes modifying the current published schedule and responding to inquiries from VA FSS management.

●	Strategic Acquisition Center (SAC): Once the FSS is awarded, Distributor will place Supplier FSS products on the SAC National prime vendor catalogs (When required)

4.	General Services Administration (GSA) Advantage:

Distributor shall be responsible for handling all the necessary tasks involved in submitting the required packages to place current or future supplier products on contract with the General Services Administration (GSA). The GSA contract vehicle is a preferred procurement option for procurement specialists in the Department of Veterans Affairs (VA) and the Department of Defense (DoD). This contract provides the procurement specialists with the facility to procure preferred products and services conveniently and promptly at pre-approved pricing, without any purchase credit card limitations or the time-consuming open market Request for Proposal (RFP) process.

a.	The GSA Advantage proposal will take 15 days to prepare, and the award process may take 90-120 days. Distributor will respond to any additional requests for information during the submission review.

b.	Distributor manages contract after being awarded a GSA Advantage Schedule by modifying the published schedule and responding to GSA inquiries.

5.	GSA Multiple Award Schedule (MAS):

Distributor shall be responsible for handling all the necessary tasks involved in submitting the required packages to place current or future supplier products on contract with the General Services Administration (GSA) MAS. The GSA MAS contract vehicle is a preferred procurement option for procurement specialists in the Department of Veterans Affairs (VA) and the Department of Defense (DoD).

●	GSA MAS Contract: 47QSWA23D004Y

DISTRIBUTION, CO-MARKETING & STRATEGIC PARTNERSHIP AGREEMENT

6.	Defense Logistics Agency (DLA) Medical Distribution and Pricing Agreement (DAPA):

Distributor will do all necessary work to submit the required packages to place any current or future Supplier products and services on the Defense Logistics Agency (DLA) Medical Electronic Catalog System (ECAT) and JIT (Just In Time) catalog.

(i)	DAPA Med-Surg Contract: SP0200-16-H-0011

(ii)	DAPA Pharma Contract: SP0200-18-H-0029

(iii)	DAPA Equipment Contract: SP0200-20-H-0048

7.	Electronic Catalog (ECAT):

The ECAT System is the preferred contract vehicle the DoD uses to procure Medical Supplies and Devices. ECAT is also utilized by the VA and IHS (Indian Health Services).

(i)	ECAT Med-Surg Contract: SPE2DE24DA004

(ii)	ECAT Just-in-Time (JIT) Contract: SPE2DE24DA005

(iii)	ECAT (Dental) SPE2DE24D0006

(iv)	ECAT (Capital Equipment) SPED124DA005

(v)	ECAT (Patient Monitoring Capital Equipment [PMCE]) SPE2D124D0007

(vi)	ECAT (Hospital Equipment) SPE2DH25D0018\

(vii)	ECAT (Lab Equipment) Solicitation SPE2DE-22-R0006 [PENDING]

8.	Conference Exposure:

Distributor, as an official member of AMSUS (Association of Military Surgeons of the United States), the society of federal health professionals, shall provide Suppliers with a marketing platform, offering exposure to over 8,000 Federal Health Professionals through AMSUS’s publications, clinics, official meetings, and other relevant annual conferences as requested.

DISTRIBUTION, CO-MARKETING & STRATEGIC PARTNERSHIP AGREEMENT

9.	Distribution & Resale:

Distributor will provide the Supplier with a preferred distribution vehicle for the VA Medical System because of our SDVOSB Certification.

a.	““Public Law (P.L.) 109-461 entitled ““Veterans Benefits, Health Care, and Information Technology Act of 2006”“ provides VA with unique authority for contracting with SDVOSB. A new procurement hierarchy within VA for open market procurements was created, placing our highest priority with SDVOSB. These are followed by 8(a), HUBZone, Woman-Owned Small Business, then all other Small Businesses”“ (www.va.gov).

b.	Distributor will provide a user-friendly, Search Engine Optimized, shopping page (www.lovellgov.com) that will direct Federal, DoD, State, and Local Government procurement specialists to all available procurement vehicles, including GSA Advantage, VA FSS, ECAT, and DLA Medical.

c.	Supplier will provide a link for Federal and DoD users to LOVELL for purchase options.

d.	Distributor will provide a link to Supplier for company information, Product information, Product Specifications, research, and case studies.

e.	Distributor will ensure all Government Schedule links communicate with Supplier client distribution systems to ensure all procurement data and order requirements are properly transferred to ensure timely and accurate shipping and tracking.

10.	Government Fees:

Distributor will cover government fees, including IFF (Industrial Funding Fee), credit card, Product Liability Insurance, EDI (Electronic Data Interchange), and other membership fees, except those listed in Exhibit B.

11.	Amazon Storefront & Commercial Marketplace Distribution (Negotiated Terms):

Distributor operates and manages an Amazon storefront to expand Supplier product visibility and accessibility within the commercial marketplace. This channel is offered as a negotiated service based on mutually agreed terms, scope, and pricing structure.

a.	Distributor will list and manage Supplier products on Amazon, including product setup, optimization, and compliance with marketplace requirements.

b.	Distributor will coordinate pricing strategy, marketing exposure, and fulfillment approach (e.g., Fulfillment by Distributor, Fulfillment by Supplier, or hybrid) in alignment with Supplier objectives.

c.	Terms related to fees, margins, advertising spend, and brand control will be individually negotiated and outlined in a separate agreement or addendum.

d.	This service is positioned as a commercial complement to federal contracting channels and is not included in standard government distribution services.

DISTRIBUTION, CO-MARKETING & STRATEGIC PARTNERSHIP AGREEMENT

EXHIBIT B

Federal Distribution & Pricing

1.	Distribution Territory:

a.	All Federal, State, and Local Government sales. (CONUS, OCONUS)

2.	Fee:

a.	Establishment Fee: ~~$25000.00~~ One-time discounted (78%) Multi-Contract Vehicle Discounted to $5,500.00

●	Distributor offers a reimbursement program for the Establishment Fee of Multiple Award Schedules. If your sales exceed $55,000 in the first two years, you are eligible for reimbursement. Simply request it.

b.	DAPA Prime Vendor Fee

●	Two percent (2%) of gross sales amount is allocated for sales made via Distributor federal catalogs listed with the Prime Vendor (Cardinal, Concordance, Medline, etc.).

●	Distributor will issue invoices for DAPA sales to the Supplier quarterly.

3.	Contract Price Markup:

a.	Distributor Government Sales Distribution Fee:

●	≅ Fifteen percent (15%) gross sales amount is allocated for sales made via Lovell federal catalogs, FSS/GSA ADV/DAPA/ECAT/GSA MAS.

○	This amount is added to the Supplier’s Cost of Goods Sold (COGS) and does not affect the Supplier’s profit margin.

b.	Manual Contracts:

●	Manual contracts refer to all cases requiring individualized handling outside of standard federal catalog purchases and pricing. The vast majority of these opportunities follow a standard bid-by-bid process, in which the Distributor (Lovell) works collaboratively with the Supplier to review and approve pricing structures that enable the submission of competitive quotes. In these cases, payments flow from the Federal Agency to the Distributor, and then from the Distributor to the Supplier.

●	On rare occasions, however, the Federal Government may mandate direct payment to a manufacturer. These exceptions may be due to Congressional funding directives requiring payments to be obligated directly to U.S.-based manufacturers or the application of the SBA Non-Manufacturer Rule (13 C.F.R. § 121.406), which restricts certain contracts to product manufacturers only. In these rare but recognized scenarios, the manual contract still falls under this section, with the following additional conditions:

1.	The Distributor’s role in identifying, consulting on, or otherwise contributing to the contract opportunity—regardless of the purchasing method—is acknowledged.

2.	The Distributor shall be entitled to the distribution fee percentage of the total contract value, whether the award is made directly to the Supplier or processed through the Distributor.

3.	Payment to the Distributor shall be made within forty-five (45) days of the Supplier receiving payment from the Federal Agency.

4.	The Supplier agrees to provide the Distributor with detailed reports regarding contract value and received payments to ensure transparency and accuracy in calculation.

5.	All payments and conditions outlined here are subject to the terms of the existing distribution agreement, unless explicitly modified by this clause.